Amendment to Employment Agreement dated February 25, 2016

The Board of Directors of Chugach Electric Association (“Chugach”) has worked closely with Lee D. Thibert (Chief Executive Officer or “CEO”) over the past years, in Chugach’s effort to acquire Municipal Light & Power (“ML&P”).  This acquisition is a very significant initiative that the Chugach Board and management have determined will provide long-term benefit to Chugach members.  The acquisition also would increase the size and complexity of Chugach, and integration of ML&P into Chugach will be a significant task.  The Chugach Board and Mr. Thibert have been advised and are of the opinion that Mr. Thibert’s leadership has been and remains critical to the success of the initiative and to the successful integration of ML&P into Chugach.  The Board has received a market survey and developed the salary adjustment agreed to in this amendment to be comparable to salaries paid to CEOs in comparable utilities.  The Board and Mr. Thibert enter into the Amendment to Employment Agreement to amend certain terms of the Employment Agreement as follows:

Paragraph 3 shall be amended to extend the term of the Employment Agreement from April 30, 2020, to April 30, 2024.

Paragraph 4 shall be amended to provide an annual salary of $475,000, beginning on November 1, 2018.  The provision for Merit Increases and Performance Payments will remain in effect, except that the process for reviewing Mr. Thibert’s performance will be streamlined and will focus on the acquisition initiative and integration of ML&P into Chugach and on significant progress on a transition plan for the CEO and other management positions at Chugach.

All other terms and provisions of the Employment Agreement remain in effect.

Agreed to this 24th day of October, 2018.

/s/ Bettina Chastain

Bettina Chastain, Chair, Chugach Board of Directors

/s/ Lee Thibert

Lee Thibert, Chief Executive Officer